NEWS RELEASE

Potholes Beware! Lake Elsinore Bringing an Innovative Repair Weapon to Battle

The City of Lake Elsinore will be the FIRST California entity to use a promising,

new in-place asphalt repair technology designed to repair local roads for good.

LAKE ELSINORE, CA, July 10, 2013 – Few things get city residents’ ire up like a pothole. But for drivers in Lake Elsinore, help is coming to smooth out the bumps that can hammer shock absorbers and test even the most patient driver’s resolve.

Lake Elsinore city officials will be the first in California to unveil an innovative, seamless asphalt repair system on Tuesday, July 16, from 9 a.m. to 11 a.m. on Collier Avenue across from 17905 Collier Avenue. This road repair demonstration will show how the equipment, built by Colorado-based HEATWURX® Corporation, repairs potholes and smaller road damage. For the city, the new system will save taxpayer dollars, reduce the amount of time repair crews are on the roads – which means fewer delays for drivers – and is better for the environment.

Last year, the city spent $190,000 to repair 31,000 square feet of roadway. The new system will allow two crews of six to fix 672 square feet a day – or 43,000 square feet – in just six months, said Rick DeSantiago, Lake Elsinore Superintendent of Public Works. Crews will be funded from gas tax dollars and not general fund monies at a cost of approximately $75,000. Last month, the City Council approved the purchase of two HEATWURK machines that will be put to use right away. The total cost of the required equipment from HEATWURX was $121,608.

“Transportation and image are among the seven key initiatives for the City, and this innovative technology will allow us to proactively repair and revive our local roads with less time and money,” said Mayor Bob Magee. “Our residents want and deserve better, smoother, and safer roads.”

The HEATWURX technologies use infrared heaters and special leveling equipment that repurposes existing asphalt and requires little extra material for repairs. The repair method results in a seamless fix that is designed to last. Previously, the City would fill potholes with a cold mix, and was forced to go out time and time again to patch the same damaged areas.

The HEATWURX technologies use infrared heaters and special leveling equipment that repurposes existing asphalt and requires little extra material for repairs. A small pothole can be fixed in as little as 15 minutes, meaning crews are not blocking traffic lanes for longer periods. That reduces automobile idle time due to congestion, which means the release of less smog-causing exhaust. Unlike propane burners normally used to heat asphalt prior to repairs, the HEATWURX infrared heaters don’t release harmful greenhouse gases.

“We are excited to be the first to embrace the latest technologies that ensure the ongoing maintenance, repair and safety of our roads in a cost-effective, efficient way,” De Santiago said. “We can’t wait to get these machines out on our local roadways as soon as possible.”

The city is in good company in using HEATWURX technology. The U.S. Army Corps of Engineers recently reported that HEATWURX’s in-place asphalt repair technology proved most effective in terms of repair times and repair quality for small airfields. Last year, the Technology Implementation Group of the American Association of State Highway Transportation Officials (AASHTO) selected HEATWURX equipment as “select few proven technologies, products or processes that are likely to yield significant economic or qualitative benefits.”

"We are honored to partner with Lake Elsinore to launch the first infrared asphalt repair program using HEATWURX technology in the state of California”, said Adrian Jacobs, HEATWURX Vice President of Sales. “HEATWURX is devoted to helping communities like Lake Elsinore strengthen their aging infrastructure in a cost-effective, sustainable and eco-friendly way. We look forward to a long and successful collaboration.”

City website:  www.Lake-Elsinore.org

Telephone:  (951) 674-3124

Fax: (951) 674-2392

Business Hours: Mon. - Thurs. 8:00 a.m. to 5:00 p.m., Fri. 8:00 a.m. to 4:00 p.m.

About the City of Lake Elsinore

The City of Lake Elsinore features Southern California’s largest natural freshwater lake. The second oldest city in Riverside County, Lake Elsinore celebrated its 125th Year of Incorporation on April 9, 2013.  The City’s current population is estimated at 55,430. The City’s brand and slogan, “Dream Extreme,” exemplify the scenic beauty and active lifestyle of this 125-year-old boom town. Visitors and residents enjoy water sports such as skiing, power boating and fishing, a world-class sky diving drop zone and thermals, a regional motocross track, professional baseball, an 18-hole golf course, outlet shops, plus dining and entertainment in Historic Downtown. To find out more or to stay informed about upcoming events in the City, visit www.Lake-Elsinore.org and sign up for email notifications, like the City’s page on Facebook or follow the City on Twitter.

About HEATWURX

Headquartered in Colorado, HEATWURX is the premier developer of eco-friendly preservation and repair equipment designed to outperform alternative methods of pavement repair. As worldwide demand for sustainability continues to increase, HEATWURX is committed to providing superior solutions that reduce consumption of raw materials by re-using existing asphalt, extending the life of asphalt pavements, and decreasing the costs of recurring repairs. A leader in the pavement preservation industry, HEATWURX is proud to be identified by the Technology Implementation Group (TIG) of the American Association of State Highway Transportation Officials (AASHTO) as an additionally selected technology. For more information, visit www.heatwurx.com.

Media Contacts:

Nicole Dailey, Management Analyst

(951) 674-3124 ext. 314

ndailey@Lake-Elsinore.org

Dave Clifton

Freestyle Marketing Group

(801) 656-5541

dave@freestylemg.com